Contact:	Stephen H. Gordon	Chairman & CEO	Telephone: (949) 585-7500
	David S. DePillo	President & COO	Facsimile:	(949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. TO PRESENT AT COHEN BROS. & CO., INC.
1ST ANNUAL INVESTOR CONFERENCE ON MARCH 18, 2005

IRVINE, CA – March 11, 2005 – Commercial Capital Bancorp, Inc. (the “Company”), (NASDAQ: “CCBI”), announced that it will participate in the Cohen Bros. & Co., Inc. 1st Annual Investor Conference in New York City, New York. Stephen H. Gordon, the Company’s Chairman and CEO, and David S. DePillo, President and COO, are scheduled to present an overview of the Company and discuss its 2004 performance beginning at 11:45 a.m. EST Friday, March 18, 2005.

If you are interested in attending the conference please contact Erik Schneiman at 215-861-7825 or John Heppe at 215-861-7725. Investors, analysts and the general public may listen to the presentation via live webcast. Individuals interested in listening to the webcast should allow sufficient time prior to the presentation to register and login. On the day of the event, a link to the webcast will be available through a link homepage of the Company’s website www.commercialcapital.com. An archive of the webcast will be available for thirty days beginning March 19, 2005. Mr. Gordon’s and Mr. DePillo’s presentation materials will be available in the news section of the Company’s website prior to the beginning of their presentation.

CCBI Presentation Friday, March 18, 2005 11:45 a.m. EST	Webcast www.commercialcapital.com Windows Media Player Required

At December 31, 2004, the Company had total assets of $5.02 billion, and total deposits of $2.26 billion. Commercial Capital Bank, the Company’s bank subsidiary, operates banking offices located in Westlake Village (Ventura County), Tarzana, Malibu, Beverly Hills, Baldwin Hills, Westchester, Hawthorne, Manhattan Beach, Gardena, Hermosa Beach, Torrance, Redondo Beach (Los Angeles County), Orange, Irvine, Rancho Santa Margarita (Orange County), Riverside (Riverside County), La Jolla, Del Mar and San Diego (San Diego County), and lending offices, located in Corte Madera, San Mateo, Oakland, Encino, Glendale, West Los Angeles, El Segundo, Irvine, Riverside, and La Jolla, California, with plans to open banking offices in San Mateo, California in early 2005, and Newport Coast, California in mid-2005. The Company was the 3rd largest multi-family lender in California during the 12 months ended December 31, 2004 (source: Dataquick Information Systems) and the Bank was the fastest growing savings institution in California, based on percentage growth in total assets over the 36 months ended December 31, 2004 (source: www.fdic.gov). TIMCOR Exchange Corporation, the Company’s 1031 exchange accommodator subsidiary, is a leading “qualified intermediary” and facilitates exchange transactions nationwide, through its headquarters in Los Angeles, California and offices located in Texas and Florida, with the majority of transactions involving California income property investors.

The webcast and presentation referenced in this release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.